Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No.333-148253, No.333-151678 and No. 333-151985) on Form S-3 and the Registration Statements (No. 333-137747, No. 333-153649 and No. 333-153650) on Form S-8 of China BAK Battery, Inc. (the "Company") of our report dated December 14, 2010, relating to the Company's consolidated financial statements and the effectiveness of the Company's internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2010.

/s/ PKF
PKF
Certified Public Accountants
Hong Kong, China
December 14, 2010